AWARD AGREEMENT
(For Performance Unit Award)

To:    [Insert Name]                    Date of Grant: [Insert Date]

There hereby is granted to you, as a key employee of Invacare Corporation (“Invacare”) or of a subsidiary, an award of Performance Units. This award is granted to you pursuant to the Invacare Corporation 2018 Equity Compensation Plan, as amended from time to time (the “Plan”), and is subject to the terms and conditions set forth below and in the Plan. This award is granted for valuable future services to be rendered by you to Invacare or a subsidiary. Please acknowledge your acceptance of the terms of this award by signing below.

Anthony LaPlaca
Sr. Vice President, General Counsel and Secretary
I.PERFORMANCE UNITS. Subject to the terms of this Award Agreement, Exhibit A attached to this Award Agreement sets forth the number of Performance Units that you will receive based on the average daily closing price of Invacare common shares from October 1, 2024 through December 31, 2024 (the “Average Price”). December 31, 2024 shall be the “Vesting Date” for purposes of this Award Agreement. You will receive $1.00 in cash for each Performance Unit you receive. If the Threshold Price (as defined in Exhibit A) is not achieved, you will not receive any Performance Units or any payment under this Award. Within ninety (90) days following the Vesting Date, the Compensation and Management Development Committee of the Board of Directors of Invacare (the “Committee”) will determine the Average Price and the amount of Performance Units you are entitled to receive (if any). The aggregate cash value of the Performance Units you receive (if any) will be paid to you after the Compensation Committee’s determination and by April 5, 2025, subject to the terms of this Award Agreement and less any applicable tax or other withholdings. The Performance Units may only be paid out in cash and will not be counted towards the Plan’s Aggregate Share Limit (as defined in the Plan). Once you receive payment for the Performance Units, the Performance Units will be terminated and cancelled.

II. TERM OF AWARD. Your award shall not be affected by any temporary leave of absence approved in writing by Invacare and described in Section 1.421-7(h) of the Federal Income Tax Regulations. If, prior to the Vesting Date, you cease to be an employee for any reason other than Retirement, death or disability, you will forfeit any and all rights you have to the Performance Units.

If you die, become disabled or Retire prior to the Vesting Date and while you are an employee, you, or your estate or personal representative, shall receive a prorated number of Performance Units. The prorated number of Performance Units shall be equal to (a) times (b), in which (a) is the number of Performance Units you would have received under Exhibit A based on the Average Price if you had not died, become disabled or Retired; and (b) is (i) the number of completed months between the first day of the Performance Period and the date of your death or termination due to disability or Retirement divided by (ii) 36. Any payment to which you (or your estate or personal representative) become entitled pursuant to this paragraph shall be paid to you (or your estate or personal representative) by April 5, 2025. For purposes of this Agreement, “Retirement” or “Retire” means a termination of your employment with Invacare or a subsidiary after you have attained either (i) age fifty-five
(55) with ten (10) years of service to Invacare or a subsidiary or (ii) age sixty-five (65) with five (5) years of service to Invacare or a subsidiary.

If, prior to the Vesting Date, the Compensation Committee finds that you intentionally committed an act materially inimical to the interests of Invacare or a subsidiary, you shall forfeit all of the Performance Units and any payment with respect to the Performance Units as of the time you committed such act, as determined by the Committee.

If there is a Change in Control (as defined in the Plan) that occurs prior to December 31, 2024, then the Performance Units will be treated in accordance with Section 14.02 or Section 14.03 of the Plan, as applicable; provided, however, that for purposes of Section 14.02(b) or Section 14.03(a), as applicable, the “actual level of achievement” with respect to the Average Price on Exhibit A will be based on the average closing price of Invacare’s common shares for the thirty (30) day period preceding the date of the consummation of the Change in Control.

III.  TERMINATION OF AWARD UNDER CERTAIN CIRCUMSTANCES.  The Compensation Committee may cancel your award at any time prior to the Vesting Date, in which case you shall forfeit all of the Performance Units and any payment with respect to the Performance Units as of the date of such cancellation, if you are not in compliance with all applicable provisions of this Agreement or the Plan or if you, without the prior written consent of the Committee, engage in any of the following activities: (i) you render services for an organization, or engage in a business, that is, in the judgment of the Compensation Committee, in competition with Invacare; or (ii) you disclose to anyone outside of Invacare, or use for any purpose other than Invacare's business, any confidential information or material relating to Invacare, whether acquired by you during or after employment with Invacare, in a fashion or with a result that is or may be injurious to the best interests of Invacare, as determined by the Compensation Committee.

The Compensation Committee may, in its discretion and as a condition to the continuance of this award, require you to represent in writing that you are in compliance with all applicable provisions of this Agreement and the Plan and have not engaged in any activities referred to in clauses (i) and (ii) above.

IV. NO EQUITY OR DIVIDENDS. The Performance Units represent the right to a cash payment of $1.00 per Performance Unit. The Performance Units are not, and do not represent, common shares or other forms of equity and do not entitle you to dividends, dividend equivalents,

Revised March 30, 2022

voting rights or any other shareholder rights. No common shares of Invacare will be transferred or delivered to you in connection with payment of the Performance Units.

V. TRANSFERABILITY.  This Agreement shall be binding upon and inure to the benefit of any successor of Invacare and your heirs, estate and personal representative. Your award shall not be transferable other than by will or the laws of descent and distribution.

VI. ADJUSTMENTS OR AMENDMENTS. Subject to Section 4.06 of the Plan, in the event that, subsequent to the date of this Agreement and prior to the Vesting Date, the outstanding common shares of Invacare are, as a result of a stock split, stock dividend, combination or exchange of shares, exchange of other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization, liquidation, dissolution, sale of assets or other such change, including, without limitation, any transaction described in Section 424(a) of the Internal Revenue Code (the “Code”), increased, decreased, changed into or exchanged for a different number or kind of shares of stock or other securities of Invacare or another entity or converted into cash, then, except as otherwise provided below, there shall automatically be a corresponding adjustment to the Average Price performance targets set forth in Exhibit A. Notwithstanding the preceding provisions of this Paragraph VI, the Compensation Committee may, in its sole discretion, make other adjustments or amendments to the Performance Units and/or amend the provisions of the Plan and/or this Agreement, to the extent appropriate, equitable and in compliance with the Plan and provisions of Section 409A of the Code to the extent applicable and any such adjustment or amendment shall be final, binding and conclusive.

VII. PROVISIONS OF PLAN CONTROL. This Agreement is subject to all of the terms, conditions and provisions of the Plan (all of which are incorporated herein by reference) and to such rules, regulations, and interpretations related to the Plan as may be adopted by the Compensation Committee and as may be in effect from time to time. In the event and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions, and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Compensation Committee has authority to interpret and construe any provision of this Agreement and its interpretation and construction shall be binding and conclusive.

VIII. LIABILITY. The liability of Invacare under this Agreement and any payments made hereunder is limited to the obligations set forth herein with respect to such payment and no term or provision of this Agreement shall be construed to impose any liability on Invacare, its officers, employees or any subsidiary with respect to any loss, cost or expense which you may incur in connection with or arising out of any transaction in connection with this Agreement.

IX. WITHHOLDING.  You agree that, as a condition to your receipt of payment for the Performance Units hereunder, Invacare may make appropriate provision for tax withholding, if required, with respect to the transactions contemplated by this Agreement.

X. ADJUSTMENT AND CLAWBACK. You acknowledge that this award and any payment made hereunder is subject to Invacare’s clawback rights under Section 15.13 of the Plan. In addition, you acknowledge that the Plan will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which Invacare’s shares may be traded, and any policy of Invacare adopted pursuant to such law, rules, or regulations. This Agreement may be amended to further such purpose without your consent.

XI. SECTION 409A OF THE CODE. It is intended that this Agreement and the compensation and benefits hereunder meet the requirements for compliance with, or exemption from, Section 409A of the Code (“Section 409A”), and this Agreement shall be so interpreted and administered. In addition to the general amendment rights of Invacare with respect to the Plan, Invacare specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Agreement or any related document as it deems necessary or desirable to more fully address issues in connection with exemption from (or compliance with) Section 409A and other laws. In no event, however, shall this section or any other provisions of this Agreement be construed to require Invacare to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement. Except as may be provided in another agreement to which Invacare is bound, Invacare and its affiliates shall have no responsibility for tax or legal consequences to you (or your beneficiaries) resulting from the terms or operation of this Agreement or the Plan.

XII. DATA PRIVACY. You hereby acknowledge that the administration of this award is subject to Invacare’s Data Privacy Policy, as may be amended from time to time, and you consent to the terms of such policy.

ACCEPTANCE
The undersigned hereby accepts the terms of the Performance Units Award granted herein and acknowledges receipt of a copy of the Invacare Corporation 2018 Equity Compensation Plan, as amended.

____________________________________ ___________________
(Signature of Award Recipient)     (Date)

Revised March 30, 2022

EXHIBIT A

Number of Performance Units

Subject to the terms of the Plan and the Performance Unit Award Agreement, you will be entitled to receive the number of Performance Units set forth opposite to the Average Price achieved between October 1, 2024 and December 31, 2024. If the Average Price falls between the amounts set forth below, then the number of Performance Units shall be adjusted using straight-line interpolation between such amounts. If the Average Price is less than $5.00 (the “Threshold Price”), then you will not receive any Performance Units or any payment under this Award Agreement. The maximum number of Performance Units and cash payment that you may receive is set forth at the $15.00 Average Price level.

Average Price	Number of Performance Units	Cash Payment
Less than $5.00 (Threshold Price)	Zero	$0
$5.00	[ ]	[ ]
$7.50	[ ]	[ ]
$10.00	[ ]	[ ]
$12.50	[ ]	[ ]
$15.00 or above	[ ] (maximum units)	[ ] (maximum payment)

* Pursuant to Section 2.01(hh) of the Plan, if the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of Invacare, or the manner in which Invacare conducts its business, or other events or circumstances render the performance targets set forth above unsuitable, the Compensation Committee may in its discretion modify such performance targets or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable.